Exhibit 4.1
GENERAL GROWTH PROPERTIES, INC.
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
(As of May 15, 2007)
1. Purpose. The purpose of the General Growth Properties, Inc. Employee Stock Purchase Plan as set forth in this document, as the same may be amended from time to time (the “Plan”), is to assist employees of General Growth Properties, Inc., a Delaware corporation (the “Company”), GGP Limited Partnership, a Delaware limited partnership (“GGPLP”), and General Growth Management, Inc., a Delaware corporation (“GGMI”), and their respective subsidiaries (the Company, GGPLP, GGMI and their respective subsidiaries, each, a “Sponsoring Employer” and collectively, the “Sponsoring Employers”), in acquiring a stock ownership interest in the Company, to align employee and stockholder interests and provide additional motivation to enhance stockholder value by providing employees a continuing opportunity to purchase shares of common stock of the Company, $.01 par value (“Shares”), through periodic offerings under the Plan. The Plan is not intended to qualify as an “employee stock purchase plan” under section 423 of the Code.
2. Definitions.
For purposes of the Plan:
     (a) “Account” means the non-interest bearing account that a Sponsoring Employer shall establish for its Eligible Employees who are Participants to which Participants’ payroll deductions pursuant to the Plan shall be credited.
     (b) “Agent” means the person or persons appointed in accordance with Paragraph 3(d).
     (c) “Authorization” means the authorization described in Paragraph 5(a) pursuant to which the Participant authorizes payroll deductions to the Account.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Committee” means the committee described in Paragraph 3(a).
     (f) “Compensation” means the total amount of compensation for services paid to a Participant for an Offering Period by a Sponsoring Employer that would be reportable on Internal Revenue Service Form W-2, plus amounts which are not includible in income for federal income tax purposes that a Participant elects to contribute pursuant to a plan or an arrangement described in section 125(d) or section 401(k) of the Code.
     (g) “Date of Grant” means the first business day of an Offering Period.
     (h) “Eligible Employee” means any Employee of a Sponsoring Employer who meets the eligibility requirements of Paragraph 4.
     (i) “Employee” means each person in an employee-employer relationship with a Sponsoring Employer who is designated as an employee on the payroll of the Sponsoring Employer which employs the individual. Notwithstanding anything herein to the contrary, an individual is not an Employee during any period during which the individual is classified by a Sponsoring Employer as an independent contractor or as any other status in which the person is not treated as a common law employee of a

Sponsoring Employer for purposes of withholding of taxes, regardless of the correct legal status of the individual. The previous sentence applies to all periods of such service of an individual who is subsequently reclassified as an employee, whether the reclassification is retroactive or prospective.
     (j) “Fair Market Value” means, on any given date, the closing price of the Shares on the principal national securities exchange on which the Shares are listed on such date, or, if the Shares are not listed on any national securities exchange, the mean between the bid and asked prices of the Shares as reported on the Nasdaq, or if the Shares are not so reported, the fair market value of the Shares as determined by the Committee in good faith. If there are no sales reports or bid or ask quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports shall be used.
     (k) “Investment Account” means the account established for a Participant pursuant to Paragraph 9(a) to hold Shares acquired for a Participant pursuant to the Plan.
     (l) “Offering Period” means the six-month periods commencing January 1 and July 1 or such other dates as may be established by the Committee from time to time.
     (m) “Open Enrollment Period” means the period of time prior to each Date of Grant during which Eligible Employees may elect to participate in the Plan as may be established by the Committee from time to time.
     (n) “Participant” means an Eligible Employee who makes an election to participate in the Plan in accordance with Paragraph 5.
     (o) “Purchase Date” means the last business day of an Offering Period.
     (p) “Purchase Price” means, with respect to any Offering Period, the lesser of:
(i)	eighty-five percent (85%) percent of the Fair Market Value of a Share on the Date of Grant of such Offering Period; or

(ii)	eighty-five percent (85%) percent of the Fair Market Value of a Share on the Purchase Date of such Offering Period.
     (q) “Withdrawal Election” means the notice described in Paragraph 8 which a Participant must deliver to a Sponsoring Employer upon withdrawal from the Plan.
3. Administration.
     (a) The Compensation Committee of the Board of Directors of the Company or such other committee as shall be designated by the Board of Directors of the Company (the “Committee”) shall administer the Plan. The Committee shall consist of two or more members of the Board of Directors appointed by the Board of Directors to administer the Plan. All Committee members shall serve, and may be removed, in accordance with the general rules applicable to the Committee.
     (b) For purposes of administration of the Plan, a majority of the members of the Committee (but not less than two) shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or any action approved in writing by all members of the Committee, shall be the action of the Committee.

     (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. The Committee shall have the discretion to impose a holding period during which the sale of Shares acquired under the Plan is restricted for a period of time after purchase, provided that reasonable advance notice is given to Participants. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.
     (d) The Committee or its delegate under Section 3(e) may engage an Agent to perform administrative, custodial and record keeping functions for the Plan, including, but not limited to, enrolling Participants in the Plan, purchasing or issuing Shares, holding record title to the Participants’ Shares, maintaining an Investment Account for each Participant and providing periodic account status reports to such Participants.
     (e) The Committee shall have full discretionary authority to delegate administrative decisions and operations to the management of one or more of the Sponsoring Employers.
4. Eligibility.
     All Employees of the Sponsoring Employers shall be eligible to participate in the Plan, subject to electing to participate during an Open Enrollment Period as described in Paragraph 5 below, except (a) any Employee whose customary employment is at least 35 hours per week who has worked less than one (1) full month for a Sponsoring Employer as of the first day of an Offering Period, (b) any Employee whose customary employment is more than 20 hours per week but less than 35 hours per week who has worked less than three (3) full months for a Sponsoring Employer as of the first day of an Offering Period, (c) any Employee whose customary employment is 20 hours or less per week or (d) for any Employee who, as of June 30, 2002, had not met the eligibility requirements as in effect on June 30, 2002, has not attained age 18. An Employee shall be credited with an hour of service for each hour which the Employee is paid or entitled to payment from a Sponsoring Employer including both hours worked and paid time off. Any director of a Sponsoring Employer who does not render services to such Sponsoring Employer in the status of an Employee shall not be eligible to participate in the Plan. The Committee, in its sole discretion, may in a uniform and nondiscriminatory manner, recognize an Employee’s service with a business acquired by a Sponsoring Employer or its affiliate (whether by an asset or stock purchase), prior to the date the business was acquired by the Sponsoring Employer, in determining an Employee’s eligibility to participate in the Plan.
5. Election to Participate.
     (a) Payroll Deduction Authorization. Each Eligible Employee may become a Participant by enrolling in the Plan during any Open Enrollment Period and by submitting or completing any forms or by providing any information required by the Sponsoring Employer by which such Eligible Employee is employed or the Agent (the “Authorization”). An Eligible Employee’s Authorization shall give notice of such Eligible Employee’s election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall specify a percentage (ranging in whole number amounts from no less than 1% to no more than 10%) of Compensation to be withheld on each payday. All payroll deductions shall be made on an after-tax basis. The cash compensation payable to a Participant for an Offering Period shall be reduced each payday through a payroll deduction by the percentage amount specified in the Authorization, and such amount shall be credited to the Participant’s Account under the Plan. All funds credited to Accounts may be used by the Sponsoring Employer for any corporate purpose, subject to the Participant’s right to withdraw an amount equal to the balance accumulated in his or her Account as described in Paragraph 8. Funds credited to Accounts shall not be required to be segregated from the general funds of the Sponsoring Employer. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to Paragraph 6, withdraws pursuant to Paragraph 8 or ceases to be an Eligible Employee pursuant to Paragraph 14.
     (b) Contribution Limit. The sum of all regular payroll deductions authorized under Paragraph 5(a) shall not exceed 10% of the Participant’s Compensation.
     (c) No Interest on Funds in Accounts. No interest shall accrue for the benefit of or be paid to any Participant with respect to funds credited to any Account for such Participant.
6. Deduction Changes.
     A Participant may increase or decrease his or her payroll deduction by submitting a new Authorization during any Open Enrollment Period. The change will become effective for payroll periods beginning in the next six-month Offering Period.
7. Limit on Purchase of Shares.
     No option granted under the Plan may be granted to a Participant that would permit the Participant to purchase stock under all employee stock purchase plans maintained by the Sponsoring Employers in an amount which, in the aggregate, exceeds $25,000 of Fair Market Value (determined under Paragraph 7(ii) below) for each calendar year in which the option is outstanding at any time. For purposes of this Paragraph 7:
     (i) The right to purchase Shares accrues when the right (or any portion thereof) first becomes exercisable during the calendar year;
     (ii) Notwithstanding anything contained herein to the contrary, in no case shall any Participant accrue a right to purchase a number of Shares for any calendar year that would have a Fair Market Value in excess of $25,000. For purposes of the preceding sentence, the determination of the Fair Market Value of any Shares is made as of the first day of the Offering Period applicable to such Shares;
     (iii) A right to purchase Shares that has accrued under one grant of rights under the Plan may not be carried over to any other grant of rights under the Plan or any other plan; and
     (iv) The Company’s 1993 Stock Incentive Plan, 1998 Incentive Stock Plan, 2003 Incentive Stock Plan and any similar plan under which stock options may be granted that is hereafter adopted by a Sponsoring Employer shall not be deemed to be an employee stock purchase plan for purposes of this Paragraph 7.
8. Withdrawal of Funds.
     A Participant who wishes to withdraw funds from the Plan must deliver to the Sponsoring Employer by which such Participant is employed a notice of withdrawal in a form acceptable to such Sponsoring Employer (the “Withdrawal Election”). Upon receipt of a Participant’s Withdrawal Election, the Sponsoring Employer shall pay to the Participant the amount of the balance in the Participant’s Account in cash in one lump sum within thirty (30) days, without interest thereon or deduction therefrom. Partial withdrawal of cash shall not be permitted. Upon receipt of a Withdrawal Election, the Participant shall cease to participate in the Plan. Any such withdrawing Participant may again commence participation in the Plan in a subsequent Offering Period by submitting to the Sponsoring Employer an Authorization pursuant to Paragraph 5(a) hereof.
9. Method of Purchase and Investment Accounts.
     (a) Purchase of Shares. Participants having funds credited to an Account on a Purchase Date shall be deemed, without any further action, to have authorized purchase of the number of whole Shares that the funds in such Account would purchase at the Purchase Price, subject to the limits:
     (i) on the aggregate number of Shares that may be made available for purchase to all Participants under the Plan pursuant to Paragraph 10; and
     (ii) on the number of Shares that may be made available for purchase to any individual Participant, as set forth in Paragraphs 5(b) and 7.
Shares will be purchased as set forth above if a Participant has not withdrawn such funds as permitted by Paragraph 8. As soon as practicable after the Purchase Date, all Shares to be purchased shall be credited to a separate Investment Account established by the Agent for each Participant. The Agent shall hold in its name or the name of its nominee all Shares purchased until such Shares are withdrawn by a Participant pursuant to Paragraph 11. Except as provided in Paragraph 9(b) below, fractional Shares may not be purchased under the Plan. Any funds remaining in the Account of a Participant after a Purchase Date shall be retained in the Account for the purchase of additional Shares in subsequent Offering Periods, subject to the Participant’s withdrawal rights under Paragraph 8. Until Shares are actually delivered to the Agent and credited to Investment Accounts, no Participant shall have any rights of any kind in the Shares.
     (b) Dividends on Shares Held in Investment Accounts. All cash dividends paid with respect to the Shares credited to a Participant’s Investment Account shall, unless otherwise directed by the Participant, be credited to his or her Account and used to purchase additional whole or fractional Shares, subject to Participants’ withdrawal rights against Accounts and the other limits of the Plan. The additional Shares shall be purchased on the open market at the market price (and not at a discount) as soon as practicable after the dividends are paid.
     (c) Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to Paragraph 9(a) but for the limits described in Paragraph 9(a)(i) exceeds the number of Shares available for purchase under the Plan for a particular Offering Period, then the number of available Shares shall be allocated among the Investment Accounts of Participants in the ratio that the amount credited to a Participant’s Account as of the Purchase Date bears to the total amount credited to all Participants’ Accounts as of the Purchase Date. The cash balance not applied to the purchase of Shares shall be held in Participants’ Accounts subject to the terms and conditions of the Plan.
10. Stock Subject to Plan.
     The maximum number of Shares that may be issued pursuant to the Plan is 3,000,000, subject to adjustment in accordance with Section 20. At the option of the Company, the Shares delivered pursuant to the Plan may be authorized but previously unissued shares or treasury shares or shares purchased in the open market or privately negotiated transactions for purposes of the Plan. In addition, the Committee may impose such limitations as it deems appropriate on the number of Shares that shall be made available for purchase under the Plan with respect to any Offering Period.

11. Withdrawal of Shares.
     A Participant shall have the right at any time to withdraw all or a portion of the Shares credited to his or her Investment Account by notifying the Agent.
12. Voting.
     The Agent shall vote all Shares held in an Investment Account in accordance with the Participant’s instructions.
13. Termination of Employment.
     Any Participant (a) whose employment by a Sponsoring Employer is terminated for any reason (except death as provided in Paragraph 15) or (b) who shall cease to be an Eligible Employee, in either case during an Offering Period, shall cease being a Participant as of the date of such termination of employment or cessation of eligibility. Upon such event, the entire cash balance in such Participant’s Account shall be refunded to such Participant within thirty (30) days without interest thereon.
14. Death of a Participant.
     If a Participant shall die during an Offering Period, no further payroll deductions shall be taken on behalf of the deceased Participant. The executor or administrator of the deceased Participant’s estate may elect to withdraw the balance in such Participant’s Account by notifying the Sponsoring Employer by which such deceased Participant was employed in writing prior to the Purchase Date in respect of such Offering Period. In the event no election to withdraw has been made, the balance accumulated in the deceased Participant’s Account shall be used to purchase Shares in accordance with the provisions of the Plan.
15. Merger, Reorganization, Consolidation or Liquidation.
     In the event of a merger, reorganization or consolidation in which the Company is not the surviving entity or the liquidation of all of the assets of the Company, either (a) the Board of Directors of the Company in its sole discretion may require that the surviving entity provide to each Participant rights which are equivalent to such Participant’s rights under the Plan, or (b) the Committee may cause the Offering Period to end on the date immediately prior to the consummation of such merger or other transaction.
16 Governing Law; Compliance With Law.
     This Plan shall be construed in accordance with the laws of the State of Delaware. Each Sponsoring Employer’s obligations hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for such Sponsoring Employer, be required.
17. Assignment.
     The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan shall be null and void for all purposes and respects.

18. No Rights as Stockholder.
     No Eligible Employee or Participant shall by reason of participation in this Plan have any rights of a stockholder of the Company until Shares are credited to the Participant’s Investment Account under the Plan.
19. No Right to Continued Employment.
     Neither the Plan nor any right granted under the Plan shall confer upon any Eligible Employee or Participant any right to continuance of employment with any Sponsoring Employer, or interfere in any way with the right of a Sponsoring Employer to terminate the employment of such Participant.
20. Adjustments in Case of Changes Affecting Shares.
     In the event of a stock split, stock dividend, recapitalization or other subdivision, combination, or reclassification of the Shares, the maximum number of Shares that may be issued under the Plan as set forth in Paragraph 10 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares, such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event.
21. Amendment of the Plan.
     Stockholder approval of any amendment of the Plan shall be obtained in the manner and to the degree required under applicable law and the rules of any stock exchange upon which the Shares are listed. Subject to the foregoing, the Board of Directors of the Company may at any time, or from time to time, amend the Plan in any respect.
22. Termination of the Plan.
     The Plan and all rights of Participants under any offering hereunder shall terminate when the maximum number of Shares available for sale under the Plan have been purchased, or, with respect to any Sponsoring Employer, at such earlier time as the Committee, in its sole discretion, chooses to terminate the Plan with respect to such Sponsoring Employer. Upon termination of the Plan with respect to one or more of the Sponsoring Employers, all amounts in the Accounts of affected Participants shall be carried forward into the Participant’s Account under a successor plan, if any, or shall be promptly refunded without interest or deduction and all Shares credited to a Participant’s Investment Account shall be forwarded to him or her.
23. Governmental Regulations.
     (a) Anything contained in the Plan to the contrary notwithstanding, the Company shall not be obligated to sell any Shares or deliver any Shares unless and until the Company is satisfied that such sale and delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.
     (b) Each Sponsoring Employer may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver Shares under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.
24. Repurchase of Shares.
     The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.